Exhibit 99.2

Second Quarter 2014 Earnings
July 28, 2014

Shareholder Appreciation BBQ October 1, 2014 | 11 a.m. - 2 p.m. Comfort Inn Conference Center 2424 S. Mission St. | Mt. Pleasant

Dear Shareholder,
I am pleased to share with you that we enjoyed another successful quarter. During the three and six months ended June 30, 2014 we reported record net income of $3.57 million and $6.87 million, respectively. In addition to record net income, we also posted record earnings per common share of $0.46 and $0.89 in the three and six month periods ended June 30, 2014, respectively. Total assets grew to $1.52 billion, and assets under management - which included loans sold and serviced, and assets managed by our Investment and Trust Services Department of $664.68 million - were $2.19 billion as of June 30, 2014. Our continued increase in net income enabled us to pay a $0.22 per common share cash dividend in the second quarter, which represented a 4.76% increase over the second quarter 2013. Based on our average stock price of $22.83 for the month of June 2014, the annualized cash dividend yield was 3.85%.
Continued improvements in various credit quality indicators have been the primary driver for the increase in net income. These improvements have resulted in declines in the level of the allowance for loan and lease losses in both amount and as a percentage of gross loans, resulting in a reversal of provision for loan losses of $442,000 for the six month period ended June 30, 2014. Net loans charged-off during the first six months of 2014 were $358,000 as compared to $751,000 in the first six months of 2013. Additionally, we continue to see reductions in loans classified as less than satisfactory. While we experienced reductions in net loans charged-off and in the overall level of loans classified as less than satisfactory, loans classified as nonaccrual have increased since December 31, 2013. This increase was primarily the result of two loans, which are well collateralized and closely monitored by management.
While competition for high quality commercial loans continues to be intense, we were able to grow our commercial loan portfolio by $15.69 million in the first six months of 2014 without relaxing underwriting standards. This growth was partially offset by declines in both residential real estate loans of $11.39 million and consumer loans of $1.10 million, resulting in a net increase in total loans of $8.27 million for the period. The lack of demand for residential real estate loans continues to result in noticeable declines in loan fees and the gain on sale of mortgage loans.
This year at our annual shareholder meeting, we took a different approach to the open discussion portion of the meeting.  We distributed cards prior to the beginning of the meeting for individuals to use for writing down their questions.  We received several questions, most of which related to the interest rate environment and one related to branch expansion.  Thank you for your participation and for your comments.

While our net yield on interest earning assets remains at historically low levels, it has stabilized. The low net yield on interest earning assets is a direct result of Federal Reserve Bank monetary policy. As we do not foresee any significant changes in Federal Reserve Bank monetary policy or our earning asset and liability mix in the near future, we anticipate that the net yield on interest earning assets will likely approximate current levels. Net interest income will increase only through continued balance sheet growth.
Regarding branch expansion, executive management continuously reviews our branch structure to ensure we are effectively meeting the needs of our existing communities.  We also research communities where we do not currently have a physical presence for the purpose of determining if there is a need, and if an opportunity exists for an Isabella Bank branch.  Establishing a branch in a new market needs to be a good fit for both our organization and the community, and must make sense financially.
On behalf of our Board and employees, I would like to thank you for your continued support. If you have questions or comments, please call me at (989) 779-6215 or email me at jevans@isabellabank.com.

Jae A. Evans, Chief Executive Officer

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarter ended June 30, 2014, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.

 ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com